CONSENT OF INDEPENDENT ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statements No. 333-161368, 333-143702, 333-123083, and 333-116498 on Form S-8 of our report dated April 8, 2011, relating to the financial statements of The Blackhawk Fund., which appear in this Annual Report on Form 10-K of The Blackhawk Fund for the years ended December 31, 2010 and 2009.

/s/ Gruber & Company, LLC

Gruber & Company, LLC
Lake St. Louis, Missouri

April 14, 2011